Exhibit 10.1

SEPARATION AND ASSIGNMENT AGREEMENT

This Separation and Assignment Agreement (this “Agreement”), dated as of November 21, 2024, by and between Connexa Sports Technologies Inc., a Delaware corporation (“Parent”), and J&M Sports LLC, a Florida limited liability company (“NewCo” and, together with Parent, the “Parties”).

RECITALS:

WHEREAS, Slinger Bag Americas Inc., a Delaware corporation (“Slinger Bag”) operates and owns certain assets and has certain liabilities related to the Slinger Bag Business (as defined herein), and is a wholly owned subsidiary of Parent;

WHEREAS, Parent, Hongyu Zhou (周洪宇), an individual and a citizen of the People’s Republic of China (“Seller”), and Yuanyu Enterprise Management Co., Ltd, a Hong Kong company (“Target”), are parties to a share purchase agreement dated March 18, 2024 (the “Share Purchase Agreement”) and a share exchange agreement dated March 18, 2024 (the “Share Exchange Agreement” and together with the Share Purchase Agreement, the “Transaction Agreements”) and upon completion of the transactions contemplated under the Transaction Agreements, Parent will own such number of ordinary shares of Target representing seventy percent (70%) of the issued and outstanding share capital of Target (“Target Shares”), and in exchange, Parent will issue to Seller such number of shares of common stock representing fifty- five and eight-tenths percent (55.8%) of the issued and outstanding equity capital of Parent (on an as converted and fully diluted basis);

WHEREAS, Parent owns directly and beneficially as of the date hereof (i) one hundred percent (100%) of the issued and outstanding equity capital of Slinger Bag (the “Slinger Bag Interest”), (ii) twenty-five percent (25%) of the membership interests in and to Foundation Sports Systems, LLC (the “Foundation Sports Interest”), and (iii) a promissory note dated November 27, 2022 from Chen Shachar (Israeli ID 24345548) and Evgeni Khazanov (Israeli ID 309075844) with an aggregate outstanding principal amount of $2,000,000 (the “Promissory Note”);

WHEREAS, pursuant to Section 1.04 of the Share Exchange Agreement, Parent will sell, transfer and assign the Slinger Bag Interest, the Foundation Sports Interest and the Promissory Note (collectively, the “Transferred Assets”) to NewCo, which collectively represent, among other things, all of the Legacy Business as of the Record Date (as defined in the Share Exchange Agreement). NewCo shall also assume the Parent Liabilities, if any. It is anticipated that the transactions contemplated under this Agreement will be completed as of or immediately following the Closing and thereafter NewCo will have the sole right and obligations to the Transferred Assets and the Legacy Business, and will be liable to Parent for any Losses arising from third-party claims against Parent arising from Liabilities related to the Transferred Assets, the Legacy Business and Parent Liabilities (if any); and

WHEREAS, in connection with the transactions contemplated by the Share Exchange Agreement, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to undertake the Separation on the terms and conditions set forth herein, and the Board of Directors of Parent and NewCo have each determined that the transactions contemplated by this Agreement (the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1

Article I.
DEFINITIONS

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, Parent shall be deemed not to be an Affiliate of NewCo or any of its Subsidiaries, and NewCo shall be deemed not to be an Affiliate of Parent or any of its Subsidiaries.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other NewCo Entity in connection with the Transactions.

“Applicable Rate” shall mean 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time, compounded quarterly.

“Asset” shall mean all rights, properties or other assets, properties, claims, intellectual property and other rights (including goodwill), whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law or executive order to close.

“Closing” shall have the meaning assigned to such term in the Share Exchange Agreement.

2

“Contract” shall mean any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Effective Time” shall mean November 21, 2024.

“Entities” shall mean, as applicable, the NewCo and/or the Parent (each an “Entity”).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the Nasdaq) or other regulatory, administrative or governmental authority.

“Governmental Authorization” shall mean any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any Governmental Authority.

“Indemnifiable Taxes” means, collectively and without duplication, (A) any and all Taxes (or any Liabilities arising therefrom) of Parent which are incurred in the Pre-Closing Tax Period in connection with operating the Slinger Bag Business, ownership of any Slinger Bag Assets, or arising from any Slinger Bag Action, (B) any and all Taxes of any Person (other than a Parent Entity) imposed on or with respect to a Parent Entity as a transferee or successor, by Contract (including any Tax allocation, Tax sharing or Tax indemnity agreements) or pursuant to any Law, rule or regulation, or otherwise which Taxes relate to an event, relationship, or transaction occurring or existing during the Pre-Closing Tax Period, including any Taxes attributable to earnings generated during the Pre-Closing Tax Period from the Slinger Bag Business or Slinger Bag Assets, (C) any Taxes attributable to or are incurred in connection with the Transfers of the Transferred Assets, and (D) any other Taxes attributable or allocable to NewCo under this Agreement or any Ancillary Agreement.

“Intellectual Property Rights” means any and all intellectual property or proprietary rights of every kind and description anywhere in the world, including the following (i) patents, patent applications, patent disclosures, invention disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans, company names, trade names, phone numbers containing any of the foregoing, and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and registrations, applications for registration and renewals thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations, applications for registration and renewals thereof, (iv) Software (in both source code and object code form) and documentation thereof, and (v) trade secrets and confidential information (including ideas, formulas, recipes, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, data and databases, personally identifiable information, financial and marketing plans and customer and supplier/vendor lists and information).

3

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Legacy Business” shall mean all of the legacy business, assets and liabilities, of Parent existing on or prior to the Record Date (as defined in the Share Exchange Agreement) related to, arise from, or necessary for the operations of its “Slinger Bag” business or products, including Slinger Bag Action, Slinger Bag Assets, Slinger Bag Business and Slinger Bag Liabilities.

“Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Losses” shall mean all losses, liabilities, obligations, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“NewCo Entities” shall mean NewCo and its Subsidiaries (each, a “NewCo Entity”).

“NewCo Indemnitees” shall mean the NewCo Entities and their respective Representatives and each of the heirs, executors, successors and assigns thereof.

“NewCo Liabilities” shall mean:

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be Assumed by NewCo or any NewCo Entity, including by virtue of the completion of the Transactions contemplated under this Agreement, including without limitation, the Slinger Bag Action and the Slinger Bag Liabilities;

4

(b) all expenses of Parent or a Parent Entity incurred in connection with the Transactions contemplated under this Agreement;

(c) all other Liabilities, if and to the extent relating to, arising out of or resulting from:

(i) the ownership or operation of the Slinger Bag Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to or at the Effective Time;

(ii) the ownership or operation of any business conducted by NewCo or any other NewCo Entity at any time prior to, on or after the Effective Time;

(iii) the ownership of any Assets of NewCo;

(iv) the ownership of the Foundation Sports Interest; or

(v) the ownership of the Promissory Note, including any expenses incurred by Parent in connection with the enforcement of, or defense against any Actions arising from, the Promissory Note.

(d) Notwithstanding the foregoing, the NewCo Liabilities shall not include any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which are attributed to Parent under Article II, if any.

“Parent Entities” shall mean Parent and its Subsidiaries (each, a “Parent Entity”).

“Parent Indemnitees” shall mean the Parent Entities and their respective Representatives and each of the heirs, executors, successors and assigns thereof; provided, however, that a Person who was a Representative of a Parent Entity may be a Parent Indemnitee in that capacity notwithstanding that such Person may also be a NewCo Indemnitee.

“Parent Liabilities” shall mean such Liabilities of Parent set forth in Schedule I attached hereto that are to be specifically Assumed by NewCo pursuant to the terms and conditions of this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“SEC” shall mean the United Stated Securities and Exchange Commission.

5

“Separation” means the separation of Slinger Bag Business from Parent and the transfer and assignment thereof to NewCo accomplished through the sale, transfer and assignment of the Transferred Assets, and the assumption of the Parent Liabilities, if any.

“Slinger Bag Action” shall mean any current or future Action relating to the Slinger Bag Business or any Slinger Bag Liabilities in which one or more Parent Entities is a defendant or the party against whom a claim or investigation is directed.

“Slinger Bag Assets” shall mean all Assets owned by the Slinger Bag in connection with the Slinger Bag Business.

“Slinger Bag Business” shall mean the business and assets of Slinger Bag relating to its sports products and technology, and the associated Intellectual Property Rights to and arising therefrom.

“Slinger Bag Liabilities” shall mean all Liabilities of Slinger Bag related to or arising from the operation of the Slinger Bag Business or ownership of Slinger Bag Assets, or any Slinger Bag Action.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests.

“Tax” or “Taxes” means (a) any federal, state, local or foreign tax, assessment, fee, duty, levy or other charge of any kind whatsoever of any Governmental Authority whether or not disputed (including any income, franchise, branch profits, gross receipts, capital gains, license, value-added, sales, use, real or personal property, transfer, payroll, employment, social security (or similar), employer health, health insurance, excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax, goods and services, harmonized sales, provincial sales, escheat and unclaimed property obligations, ad valorem, net worth, capital stock, profits, unemployment, disability, occupation, estimated, premium, windfall profits, production, business and occupation, fuel or withholding tax), (b) any fine, penalty, interest, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return (including any information return, claim for refund, tax credit, incentive or benefit, or amended return), report, statement, schedule, notice, form, or other document or information, including any schedules or amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Third-Party” shall mean any Person who is not a Party to this Agreement.

6

Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Transaction Agreements

Article II.
Tax matters

Section 2.1 Tax Matters. In connection with Parent’s and NewCo’s respective rights, responsibilities and obligations after the Separation contemplated herein with respect to Taxes, including ordinary course of business Taxes and other Taxes, if any, including, allocation of Tax Liabilities incurred in the Pre-Closing Tax Period in connection with operating the Slinger Bag Business, ownership of any Slinger Bag Assets, or arising from any Slinger Bag Action, the filing of Tax Returns, the administration of Tax contests, cooperation and other matters:

(a)	Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, financial reporting matters, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the transfer and assignment of the Transferred Assets, and such other transactions contemplated herein and relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Parent or NewCo, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Parent or NewCo, as the case may be, shall allow the other Party to take possession of such books and records.

(b)	For all purposes under this Agreement, in the case of Parent’s Taxes that are payable with respect to the Pre-Closing Tax Period: (i) in the case of Taxes that are (x) based upon or related to income or receipts arising from the Slinger Bag Business, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible) of the Slinger Bag Business or Slinger Bag Assets, or Slinger Bag Liabilities, or (z) employment, payroll, social security or other similar Taxes; and (ii) in the case of property, ad valorem, and other similar Taxes imposed on an annual or periodic basis with respect to Slinger Bag Assets, the portion of any such Tax allocable to NewCo as of the Closing Date shall be the amount of such Taxes for the Pre-Closing Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Tax period.

7

(c)	The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d)	Each of the Parties shall, upon request of another party, provide the other parties with all information that may be required, and otherwise cooperate with respect to the preparation, execution, and delivery of any forms or reporting instruments required, pursuant to Section 6043A of the Code and any Treasury Regulations promulgated under the Code.

Section 2.2 Transfer Tax. Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for all income, transfer or franchise Taxes, registration fees and other similar fees and Taxes (including, without limitation, any use, vehicle transfer, recordation, stamp, conveyance, value added or other similar Taxes or fees that may be imposed by any Governmental Authority) arising directly from the sale, transfer, assignment, conveyance and delivery (the “Transfer”) of the Transferred Assets, and any Parent Liabilities from Parent to NewCo hereunder, and any related interest and penalties in connection therewith. All such Taxes and fees incurred in connection with the transactions described in this Agreement shall be paid by NewCo when due, and NewCo will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes or fees as may be applicable.

Article III.
SEPARATION AND CERTAIN COVENANTS

Section 3.1 Equity Transfer; Assignment of Liabilities.

(a) Equity and Asset Transfer. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall transfer, assign, convey, and deliver, or cause to be transferred, assigned, conveyed and delivered, to NewCo or the applicable NewCo Entity all of Parent’s right, title and interest in and to (i) the Slinger Bag Interest, (ii) the Foundation Sports Interest and (iii) the Promissory Note. In the event that any Third-Party consent or approval for the Transfer of the Slinger Bag Interest, the Foundation Sports Interest, and/or the Promissory Note is required and has not been obtained, then Parent shall hold the Slinger Bag Interest, the Foundation Sports Interest, and/or the Promissory Note in trust for and for the benefit of NewCo and shall take such actions and follow such instructions as may be provided from time to time by NewCo in respect of the Slinger Bag Interest, the Foundation Sports Interest, and/or the Promissory Note at NewCo’s sole cost and expense. Furthermore, Parent shall cooperate with NewCo in any efforts it makes to obtain consent or approval for the Transfer of the Transferred Assets or, in the event such consent or approval is not obtained, any actions, claims or proceedings to be initiated by NewCo in respect of the Transferred Assets. NewCo shall indemnify and hold Parent harmless from and against any losses arising from Third-Party claims against Parent in connection with the Transfer of the Transferred Assets, or the holding of such Transferred Assets in trust for the benefit of NewCo.

8

(b) Assumption of Liabilities. Except as otherwise specifically set forth herein and on the terms and subject to the conditions set forth in this Agreement, at the Closing: (i) NewCo shall, or shall cause the applicable NewCo Entity to accept, assume (or, as applicable, retain) and perform, discharge and fulfill (“Assume” or “Assumption”), in accordance with their respective terms, all of the Slinger Bag Liabilities, in each case, regardless of (A) when or where such Slinger Bag Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Slinger Bag Liabilities are asserted or determined and (D) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Parent Entity or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates; and (ii) Parent shall Transfer, or cause to be transferred, to NewCo, and NewCo shall Assume in accordance with their respective terms, the Parent Liabilities, if any.

(c) Consents. The Parties shall use their commercially reasonable efforts to obtain all consents required in connection with the Transactions, including to Transfer any Assets, Contracts, Liabilities, licenses, permits and authorizations issued by any Governmental Authority or parts thereof, or any consent required due to a change in control of the holder thereof, as contemplated by this Agreement.

Section 3.2 Consideration; Closing

(a) In connection with the Transfer of and the Transferred Assets, and in consideration of the Assumption of Liabilities by NewCo, as contemplated under Section 3.1, the aggregate consideration payable by NewCo to Parent shall be One United States Dollar ($1.00) (the “Consideration”).

(b) Subject to the terms and conditions of this Agreement, Parent and NewCo shall cooperate with each other to take such actions to complete the Transfer of the Transferred Assets, and to exchange such documents and signatures as may be necessary at such time and date as the Parties may mutually agree (“Closing,” and the such date of the Closing, the “Closing Date”).

(c) At Closing, the following deliveries shall be made or caused to be made by Parent and NewCo, as the case may be:

(i) Parent shall execute and deliver to NewCo such bill of sale, assignment and assumption agreement or any such other agreements or documents as may be reasonably requested by NewCo in connection with the Transfer of the Transferred Assets, or the Assumption of the Liabilities;

(ii) NewCo shall deliver or cause to be delivered, the Consideration; and

9

(iii) Parent and NewCo shall deliver to each other such other documents and instruments as the other Party may reasonably require or which are otherwise contemplated by this Agreement to be delivered by the Parties at Closing.

Section 3.3 Transfers Not Effected at the Effective Time.

(a) To the extent that the Transfer of the Transferred Assets, or Assumption of Liabilities contemplated by this Article III or any other Ancillary Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as soon as practicable following the Effective Time.

(b) In the event that any such Transfer of the Transferred Assets, or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Assets shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause its applicable Subsidiary to, (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary consents or Governmental Authorizations are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 3.13, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the applicable Parent Entity or NewCo Entity, as applicable, entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(c) If and when the consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 3.3(a), are obtained or satisfied, as applicable, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any cost on any Party (other than de minimis costs), be deemed to be effective as of the Effective Time.

10

(d) Except as otherwise stated herein or in any Ancillary Agreement, the Party retaining any Asset (including any entity) or Liability shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(e) On and prior to the eighteen (18) month anniversary following the Effective Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated Third-Party by a Parent Entity or NewCo Entity following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the other Party or the Subsidiary of the other Party identified as the appropriate transferee, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(f) After the Effective Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by the other Party and not unambiguously intended for the other Party, any Parent Entity or NewCo Entity or any of their respective officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 8.6. The provisions of this Section 3.3(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

Section 3.4 Parent Determinations. Parent, through its directors and officers that hold office immediately prior to the Effective Time, shall have the sole and absolute discretion to determine whether to proceed with all or part of the Separation and all terms thereof, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Separation and the timing of and conditions to the consummation of the Separation. NewCo shall cooperate with Parent in all respects to accomplish the Separation and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Separation. Parent shall select any financial or legal advisors in connection with the Separation, including outside counsel, for Parent.

Section 3.5 [Intentionally Left Blank].

Section 3.6 [Intentionally Left Blank].

11

Section 3.7 [Intentionally Left Blank].

Section 3.8 Removal of Certain Guarantees; Releases from Liabilities.

(a) Except as otherwise specified in any Ancillary Agreement, any NewCo Liability for which any Parent Entity is a guarantor or obligor, NewCo shall use its best efforts to have, as quickly as practicable, such Parent Entity removed as guarantor of or obligor for any such NewCo Liability.

(b) If either NewCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), the guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, NewCo shall use its best efforts to cause the relevant beneficiary to cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of the relevant the guarantor or obligor thereunder from and after the date hereof.

(c) If (i) NewCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), or (ii) NewCo Liabilities arise from and after the Effective Time but before the applicable Parent Entity, if such Parent Entity is a guarantor or obligor with reference to any such NewCo Liability, is removed pursuant to Section 3.8(a), then NewCo shall indemnify each Parent Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor. Without limiting the foregoing, NewCo shall, or shall cause a NewCo Entity to, reimburse Parent as soon as practicable (but in no event later than 30 days) following delivery by Parent to NewCo of notice of a payment made pursuant to this Section 3.8 in respect of NewCo Liabilities.

(d) At and after the Effective Time, the Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution or amendment required to novate, assign or extinguish all NewCo Liabilities (with respect to the Parent Entities) of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that NewCo (or an appropriate NewCo Entity) shall be solely responsible for the NewCo Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third-Party from whom such consent, substitution, amendment or release is requested. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 3.8 shall in any way limit the obligations of the Parties under Article IV. If, as and when it becomes possible to delegate, assign, novate or extinguish any NewCo Liabilities in accordance with the terms hereof, the Parties shall promptly sign all such documents and perform all such other acts as may be necessary to give effect to such delegation, novation, extinction or other release; provided, however, no Party shall be obligated to pay any consideration therefor.

Section 3.9 Ancillary Agreements. Each of Parent and NewCo shall enter into the Ancillary Agreements and any other agreements reasonably necessary or appropriate in connection with the Transactions.

12

Section 3.10 Acknowledgment by NewCo. NewCo, on behalf of itself and all NewCo Entities, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of Parent or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to NewCo or any NewCo Entity or to any director, officer, employee, advisor, representative, or agent thereof in any way with respect to any of the Transactions or the business, Assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Parent or any Parent Entity, NewCo or any NewCo Entity, any NewCo Assets, any NewCo Liabilities or the NewCo Business and (b) none of Parent or any other Person has made or makes any representation or warranty with respect to the Separation or the entering into of this Agreement or the Ancillary Agreements or the Transactions. Except as expressly set forth herein or in any other Ancillary Agreement, NewCo and each NewCo Entity shall bear the economic and legal risk that the NewCo Assets shall prove to be insufficient or that the title to any NewCo Assets shall be other than good and marketable and free from encumbrances. The provisions of any related assignment agreement or other related documents are expressly subject to this Section 3.10 and to Section 3.11.

Section 3.11 Release.

(a) Except as provided in Section 3.11(d), effective as of the Effective Time, NewCo does hereby, on behalf of itself and each other NewCo Entity, release and forever discharge each Parent Indemnitee, from any and all Liabilities whatsoever to any NewCo Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or after the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 3.11(d), effective as of the Effective Time, Parent does hereby, for itself and each other Parent Entity, release and forever discharge each NewCo Indemnitee from any and all Liabilities whatsoever to any Parent Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) The Parties expressly understand and acknowledge that it is possible that unknown Losses or claims exist or might come to exist or that present Losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 3.11(a) and Section 3.11(b).

13

(d) Nothing contained in this Section 3.11 shall be interpreted to release any Person from its obligations, or to impair the right of any Person to enforce its right, under this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in this Section 3.11 shall release any Person from:

(i) any Liability assumed, transferred, assigned or allocated to such Person or any Entity affiliated with such Person in accordance with, or any other Liability of such Person or any Entity affiliated with such Person under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by Third-Party, which Liability shall be governed by the provisions of Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any Parent Entity from any NewCo Entity, or by any NewCo Entity from any Parent Entity;

(iv) any Liability the release of which would result in the release of any Person other than a Parent Indemnitee (in the case of the release by the NewCo Entities) or a NewCo Indemnitee (in the case of the release by the Parent Entities); provided that each Party agrees not to bring suit, or permit any Entity affiliated with such Party to bring suit, against any such Parent Indemnitee or NewCo Indemnitee (as applicable) with respect to such Liability; and

(v) any indemnification obligation under such Person’s articles of incorporation or bylaws.

(e) NewCo shall not make, and shall not permit any other NewCo Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Parent Indemnitee with respect to any Liabilities released pursuant to Section 3.11(a). Parent shall not make, and shall not permit any other Parent Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any NewCo Indemnitee with respect to any Liabilities released pursuant to Section 3.11(b).

Section 3.12 Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements, from and after the Effective Time, NewCo shall, and shall cause each other NewCo Entity to, assume, pay, perform and discharge all NewCo Liabilities in the ordinary course of business, consistent with past practice. The agreements in this Section 3.12 are made by each Party for the sole and exclusive benefit of the other Party and the Entities affiliated with such other Party. To the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the Assumption of any Liabilities hereunder.

14

Section 3.13 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the Assumption of any Liabilities hereunder. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the Transactions, including all applicable Governmental Authorizations.

Article IV.
INDEMNIFICATION

Section 4.1 Indemnification by Parent. Except as otherwise specifically set forth in any provision of this Agreement from and after the Effective Time, Parent shall indemnify, defend and hold harmless the NewCo Indemnitees from and against any and all Losses of the NewCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with any breach by any Parent Entity of this Agreement. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 4.2 Indemnification by NewCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Effective Time, NewCo shall indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Losses of the Parent Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the NewCo Liabilities or alleged NewCo Liabilities, including any breach by any NewCo Entity of any provision of this Section 4.2, (b) any Indemnifiable Taxes, and (c) any breach by any NewCo Entity of this Agreement, and (c) with respect to any information regarding NewCo provided by NewCo for inclusion in the Proxy Statement and the documents incorporated by reference therein (other than any information regarding Parent), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

15

Section 4.3 Procedures for Indemnification.

(a) Third-Party Claims.

(i) If a claim or demand is made by a Third-Party against a NewCo Indemnitee or a Parent Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 4.1 or Section 4.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event prior to the date that is the 30th Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim); provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days after the Indemnitee’s receipt thereof), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 4.3 shall be provided in accordance with Section 8.6.

(iii) Subject to Section 4.3(a)(v), if a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and irrevocably acknowledges without condition or reservation its obligation to fully indemnify the Indemnitee therefor, to assume the defense thereof with counsel reasonably acceptable to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such Parties by one counsel inappropriate, or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnitee, and in such event the fees and expenses of such single separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). Additionally, the Indemnifying Party will lose his, her or its right to defend such Third-Party Claim if within 30 days after receipt of written notice of such Third-Party Claim, it elects not to (or fails to elect to) defend such Third-Party Claim (or is not entitled to continue the defense of such Third-Party Claim) or it thereafter fails or ceases to defend such Third-Party Claim, diligently and in good faith, and in any such event, the Indemnitee will have the right to conduct and control the defense with counsel of his, her or its choice (the reasonable and documented out-of-pocket cost of which (including reasonable attorneys’ fees) will be an indemnifiable Loss) of such Third-Party Claim.

16

(iv) If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. The Indemnifying Party shall not enter into any settlement, compromise or discharge of a Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, (B) does not completely release the Indemnitee from all Liabilities and obligations with respect to such claim, (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, or (D) is otherwise prejudicial to the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld, conditioned or delayed.

(v) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim (a) seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages or (b) alleges a criminal violation. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(vi) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(b) The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

17

Section 4.4 Indemnification Payments.

(a) Indemnification required by this Article IV shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received, or a Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article IV within 30 days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any insurance proceeds actually received (net of costs or any mandatory premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any Third-Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third-Party.

Section 4.5 Survival of Indemnities. The rights and obligations of each of Parent and NewCo and their respective Indemnitees under this Article IV will survive the sale or transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 4.6 Limitation on Liability. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Parent, any other Parent Entity, NewCo, or any other NewCo Entity shall in any event have any Liability to the other Party or to any Entity affiliated with the other Party, or to any other Parent Indemnitee or NewCo Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the Party seeking indemnification or (b) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues), however caused and on any theory of liability (including negligence) arising in any way out of any provision of this agreement, whether or not such Party has been advised of the possibility of such damages. Notwithstanding the foregoing, the provisions of this Section 4.6 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any Third-Party not affiliated with any Parent Entity or NewCo Entity.

18

Article V.

LITIGATION MATTERS

Section 5.1 Litigation Matters. After the Effective Time, NewCo shall, and, as applicable, shall cause the other NewCo Entities to (i) diligently conduct, at its sole cost and expense, the defense of the Slinger Bag Actions and any applicable future Slinger Bag Actions; (ii) notify Parent of material litigation developments related to the Slinger Bag Actions in which Parent is a named Party; and (iii) agree not to file any cross claim or institute separate legal proceedings against Parent or any Parent Entity in relation to the Slinger Bag Actions. Upon the settlement or judgment of any Slinger Bag Action, Slinger Bag or NewCo shall be responsible for all Liabilities arising out of such settlement or judgment. Parent shall promptly (a) provide any documents or other correspondence received in connection with any pending Slinger Bag Actions to NewCo and (b) pay any amounts received in such settlement of any Slinger Bag Actions to NewCo (net of any amounts due and owing to Parent or any of its Subsidiaries from NewCo or any of its Subsidiaries). NewCo agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third-Party with respect to which Parent (or any Parent Entity) is a named defendant but such Action is otherwise not a Liability allocated to Parent under this Agreement or any Ancillary Agreement, then NewCo shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action. Notwithstanding anything in this Section 5.1 to the contrary, Parent shall have the right to participate in the defense of any Slinger Bag Action from which it has not been removed, and to be represented by attorneys of its own choosing and at NewCo’s sole cost and expense. NewCo shall indemnify and hold harmless Parent and the other Parent Entities against NewCo Liabilities arising in connection with any Action.

Article VI.
ACCESS TO INFORMATION

Section 6.1 Access to Information. Until the Effective Time (or such later time as the Parties may otherwise agree), each of Parent and NewCo shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and records (“Records”) of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Effective Time, in each case, at the requesting Party’s sole cost and expense. Notwithstanding the foregoing, neither Parent nor the NewCo shall be required to provide such access if it reasonably determines that it would (A) materially disrupt or impair the business or operations of Parent or the NewCo, as applicable, or any of its respective Subsidiaries, (B) cause a violation of any Contract to which Parent or NewCo is a party, (C) constitute a violation of any applicable Law or (D) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or NewCo, as applicable, would result in the disclosure of any trade secrets of Third-Parties. Nothing herein shall require the Parent or NewCo or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

19

Section 6.2 Confidentiality.

(a) Parent and the other Parent Entities, on the one hand, and NewCo and the other NewCo Entities, on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all information concerning the other Party in their possession, their custody or under their control to the extent such information, (i) relates to or was acquired during the period up to the Effective Time, (ii) relates to any Ancillary Agreement, (iii) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement or (iv) is based upon or is derived from information described in the preceding clauses (i), (ii) or (iii), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Party has used commercially reasonable efforts to consult with the other affected Party or Parties prior to such disclosure and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as required to be disclosed or provided.

(b) Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or any Entity affiliated with the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 6.2 shall survive the Transactions and shall continue indefinitely; provided, however, that the covenants in this Section 6.2 shall terminate with respect to any information not constituting a trade secret under applicable Law on the second anniversary of the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation). This Section 6.2 shall not apply to information (a) that has been in the public domain through no fault of such Party, (b) that has been later lawfully acquired from other sources by such Party, provided that such source is not and was not bound by a confidentiality agreement, (c) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (d) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party or (e) that the other Party has agreed in writing may be so used or disclosed.

Section 6.3 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

20

Section 6.4 Retention of Records. Except (a) as provided in under Article II or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Parent Entities and the NewCo Entities shall retain all Records relating to the Slinger Bag Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such Party and without regard to the Separation or its effects) as in effect on the date of Separation. Notwithstanding the foregoing, in lieu of retaining any specific Records, Parent or NewCo may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Article VII.
[intentionally left blank]

Article VIII.
MISCELLANEOUS

Section 8.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the date of Separation.

Section 8.5 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the date of the Separation (whether or not paid on or prior to the date of Separation) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Proxy Statement and the consummation of the transactions contemplated hereby and thereby, to the extent not paid by Parent prior to the Effective Time, shall be charged to and paid by NewCo. Such expenses shall be deemed to be NewCo Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the date of Separation. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

21

Section 8.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Parent:

Connexa Sports Technologies Inc.

2709 N. Rolling Road, Unit 138, Windsor Mill, MD 21244

Attention: Thomas Tarala

Telephone: +852 6230 8818

Email: thomas.tarala@outlook.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph Lucosky; Ian Liao

Email: jlucosky@lucbro.com; iliao @lucbro.com

If to NewCo:

J&M Sports LLC

2709 N. Rolling Road, Unit 138

Windsor Mill, MD 21244

Attention: Mark Radom

Telephone: 347 677 0523

Email: mark.radom@slingerbag.com

Section 8.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.8 Amendments. Subject to the terms of Section 8.11 and Section 8.13 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 8.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and Assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

22

Section 8.10 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.11 Termination. This Agreement (including Article IV hereof) may be terminated, and the Separation may be amended, modified or abandoned at any time prior to the Separation by mutual agreement of the Parties; provided, however, that Article IV shall not be terminated or amended after the Separation in respect of a Third-Party beneficiary thereto without the consent of such Person. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Separation, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

Section 8.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party.

Section 8.13 Third-Party Beneficiaries. Except (a) as provided in Section 3.11 for the release of any Person provided thereunder, (b) as provided in Article IV relating to Indemnitees, and (c) as specifically provided in any Ancillary Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates (including, with respect to Parent, the Parent Entities), and shall not be deemed to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.14 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.15 Schedules. The schedules and exhibits attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.16 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated herein (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 8.17 Consent to Jurisdiction. Each Party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.6 hereof. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

23

Section 8.18 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 8.19 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.20 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

24

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

Connexa Sports Technologies Inc.

By:	/s/ Mark Radom
Name:	Mark Radom
Title:	General Counsel

NEWCO:

J&M Sports, LLC

By:	/s/ Yonah Kalfa
Name:	Yonah Kalfa
Title:	Managing Member

SCHEDULE I

PARENT LIABILITIES